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Contact: Robert Strickland
Pericom Semiconductor
Tel: 408 435-0800
rstrickland@pericom.com

PERICOM SEMICONDUCTOR REPORTS
FISCAL Q1 2010 FINANCIAL RESULTS

San Jose, Calif. – November 4, 2009 - Pericom Semiconductor Corporation (NASDAQ: PSEM), a worldwide supplier of high-speed integrated circuits and frequency control products, today announced results for its fiscal first quarter of 2010 ended September 26, 2009.

Quarterly Highlights

▪	Net revenues grew 10.9% sequentially to $33.0 million
▪	Gross margins improved 328 basis points sequentially to 32.0%
▪	Net income increased 28.4% sequentially to $1.3 million

First Quarter 2010 Operating Results

Net revenues for the first quarter were $33.0 million, up 10.9% from the $29.7 million reported in the fourth quarter, and down 24.8% from the $43.8 million reported in the comparable period last year. Gross margin was 32.0%, increased from 28.7% last quarter, and down from 36.5% in the comparable period last year. Operating expenses in the quarter were $10.9 million, up from $9.5 million in the previous quarter and down from $11.1 million in the comparable period last year. Operating expenses in the quarter included $1.2 million in legal and accounting fees related to an accounting review and financial restatements, in addition to the normal year-end audit. Stock-based compensation expense in the quarter was $930,000, up from $888,000 in the previous quarter and $795,000 in the comparable period last year. Net income in the quarter was $1.3 million, or $0.05 per diluted share, compared with net income of $1.0 million, or $0.04 per diluted share in the fourth quarter and net income of $3.7 million, or $0.14 per diluted share, in the same period a year ago.

“Our business has continued to improve with increased billings and bookings in FYQ1,” said Alex Hui, president and CEO of Pericom. “We also entered the December quarter with higher backlog coverage as compared to last quarter.

“In the first quarter we saw gross margins recover from the reduced levels of the previous quarter, a result of increased shipping volumes, reduced product costs and improved product mix. We expect to see continued improvement in our gross margins in FYQ2.

NEWS RELEASE November 4, 2009

 “Enabling serial connectivity in computer, communication and consumer applications remains our primary focus. In FY09, we had a broad deployment of our serial connectivity and timing solutions in PC notebook, desktop and digital video applications. As we entered FY10, we are pleased to see the application base expanding into new areas including PC servers and embedded systems.  We enjoyed very strong sequential increases in revenue from PCI Express and e-SATA products in FYQ1, which accounted for 24% of total quarterly revenue. We expect revenue from these products would further increase in FYQ2 as we ramp up shipments into embedded applications.  We continue to leverage our core technologies in signal switching and routing, signal integrity and timing to develop solutions for new serial protocols. This is exemplified in our recent introduction of five new products supporting the emerging USB 3.0 Superspeed standard.”

New Products

Pericom introduced 15 new products across the Signal Integrity, Switching, Timing and Connectivity product areas in this quarter.

Expanding its solutions for high-speed serial protocol signal integrity, Pericom introduced five new ReDriver products. Two of these products are ‘first to market’ and address the new USB ‘Superspeed’ 5 Gigabits/sec protocol, two products address SATA2 and offer slumber mode, and one  product addresses the new DisplayPort video standard. These products address the volume Consumer and Computer market segments.

Adding to high speed connectivity solutions, Pericom introduced six new switching and connectivity products targeted across USB Superspeed, DisplayPort, and HDMI protocols. One of the products provides mobile device charging from notebook USB ports. Target market segments include volume consumer digital video, PC notebook, desktop, and graphics, and ultra mobility platforms such as cell phones and PDA.

Expanding its timing solutions for next generation platforms, Pericom introduced four new products in the past quarter—two advanced low jitter clock generators addressing the Gb Ethernet, PCIe Gen2, and USB Superspeed protocol applications, and two advanced XO (crystal oscillator) products targeting the networking and computer market segments.

Fiscal Q2 Outlook

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

•	Revenues in the second fiscal quarter are expected to be in the range of $34.0 million to $36.0 million (midpoint up 6.2% sequentially).

•	Gross margins are expected to be in the 32.5% to 34.0% range. Margins are influenced by the product mix of turns business and sales, if any, of previously reserved inventory.

•	Operating expenses are expected to be in the range of $9.7 to $10.5 million, which include stock-based compensation expense of approximately $1.0 million.

•	Other income is expected to be approximately $0.9 million, consisting primarily of interest income.

•	Net income from unconsolidated affiliates PTI and JCP is expected to be approximately $0.4 million.

•	The effective tax rate is expected to be approximately 32%.

3545 North First Street     San Jose, CA   95134     (408) 435-0800

NEWS RELEASE November 4, 2009

Conference Call

The press release will be followed by a conference call beginning at 1:30 p.m. Pacific time. To listen to the call, dial (888) 504-7953 and reference “Pericom”. A slide presentation will accompany the conference call.  To view the slides, please visit the investor relations section of www.pericom.com.

A taped replay of the conference call will be made available for five business days. To listen to the replay, dial (888) 203-1112 and reference conference number 4192687. The Pericom financial results conference call will be available via a live webcast on the investor relations section of the web site at http://www.pericom.com.  Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for approximately 90 days.

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications and consumer market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its SaRonix-eCERA frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in San Jose, California, with design centers and technical sales and support offices globally. http://www.pericom.com.

This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the statements under the caption ‘Fiscal Q2 Outlook’, which regard the anticipated revenues, gross margin, operating expenses, other income and tax rate in the second fiscal quarter, and statements regarding end user demand strengthening, initiatives to reduce product cost and improve mix, and Pericom being well positioned for long term growth. The Company’s actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended June 27, 2009, and, in particular, the risk factors section contained therein.

- See Attached Tables -

3545 North First Street     San Jose, CA   95134     (408) 435-0800

NEWS RELEASE, November 4, 2009

Pericom Semiconductor Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	Sep 26	Jun 27	Sep 27
	2009	2009	2008

Net revenues	$32,952	$29,721	$43,798

Cost of revenues	22,416	21,193	27,805

Gross profit	10,536	8,528	15,993

Operating expenses:

Research and development	4,046	4,117	4,221

Selling, general and administrative	6,828	5,343	6,901

Restructuring charge	-	74	-

Total	10,874	9,534	11,122

Income (loss) from operations	(338)	(1,006)	4,871

Interest and other income, net	1,643	1,677	1,106

Other than temporary decline in value of investment	-	-	(458)

Income before income taxes	1,305	671	5,519

Income tax expense	475	(135)	1,930

Income from consolidated companies	830	806	3,589

Equity in income of unconsolidated affiliates	527	256	117

Net income including noncontrolling interests	1,357	1,062	3,706

Noncontrolling interest in net income	(22)	(22)	(45)

Net income	$1,335	$1,040	$3,661

Basic income per share	$0.05	$0.04	$0.14

Diluted income per share	$0.05	$0.04	$0.14

Shares used in computing basic income per share	25,509	25,354	25,679

Shares used in computing diluted income per share	25,678	25,485	26,239

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3545 North First Street                                               San Jose, CA   95134                                               (408) 435-0800

NEWS RELEASE, November 4, 2009

Pericom Semiconductor Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	As of	As of
	Sept 26, 2009	Jun 27, 2009
Assets

Current Assets:

Cash & cash equivalents	$43,516	$37,321
Restricted cash	3,200	3,200
Short-term investments	74,578	75,471
Accounts receivable - trade	21,791	22,875
Inventories	16,032	16,340
Prepaid expenses and other current assets	2,975	3,738
Deferred income taxes	2,723	2,433
Total current assets	164,815	161,378

Property and equipment, net	48,799	47,238
Investments in unconsolidated affiliates	11,319	10,826
Deferred income taxes-non current	3,708	4,657
Long-term investments in marketable securities	9,108	11,780
Goodwill	1,679	1,673
Intangible assets	1,696	1,764
Other assets	6,900	6,742
Total assets	$248,024	$246,058

Liabilities and Shareholders' Equity

Current liabilities:

Accounts payable	$11,667	$10,824
Accrued liabilities	12,049	15,118
Current portion of long-term debt	91	60
Total current liabilities	23,807	26,002

Long-term debt	1,605	1,610
Industrial development subsidy	4,217	3,718
Deferred tax liabilities	-	-
Other long term liabilities	1,274	1,287
Total liabilities	30,903	32,617

Shareholders' equity:
Common stock	134,375	133,162
Retained earnings and other	81,492	79,046
Company shareholders' equity	215,867	212,208
Noncontrolling interests	1,254	1,233
Total equity	217,121	213,441

Total liabilities and shareholders' equity	$248,024	$246,058

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3545 North First Street                                               San Jose, CA   95134                                               (408) 435-0800

NEWS RELEASE, November 4, 2009

Pericom Semiconductor Corporation
Share-Based Compensation
(In thousands)
(unaudited)

	Three Months Ended
	Sep 26	Jun 27	Sep 27
	2009	2009	2008

Manufacturing	$63	$67	$51

Research & development	352	354	307

Selling, general & administrative	515	467	437

	$930	$888	$795

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3545 North First Street                                               San Jose, CA   95134                                               (408) 435-0800